Exhibit 99.1

CONTACT:

Tierney Saccavino

(914) 326-5104

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Reports Fourth Quarter and Full Year 2022 Financial Results

•	INBRIJA® (levodopa inhalation powder) 2022 U.S. net revenue of $28.0MM and ex-U.S. net revenue of $2.9MM; Q4 2022 U.S. net revenue of $9.0MM

•	AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg 2022 net revenue of $72.9MM and FAMPYRA royalty revenue of $11.7MM; Q4 2022 AMPYRA net revenue of $18.8MM

•	Achieved AMPYRA and INBRIJA U.S. net revenue, cash, and adjusted OPEX[1] guidance for 2022

•	Full-year 2023 guidance and long-term outlook provided

•	Nasdaq Hearings Panel grants extension until June 20, 2023

PEARL RIVER, N.Y. – March 9, 2023 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today reported its financial results for the fourth quarter and full year ended December 31, 2022.

“Acorda’s operating and financial performance improved throughout the year, meeting our financial guidance for 2022 AMPYRA net revenue, INBRIJA U.S. net revenue, cash, and adjusted OPEX. We also delivered a stream of business successes that have driven shareholder value,” said Ron Cohen, M.D., Acorda’s President and Chief Executive Officer.

“These successes included a substantial AMPYRA arbitration award and markedly lower cost of goods for AMPYRA going forward, renegotiation of our agreements with Catalent for INBRIJA manufacturing on more favorable terms, the launches of INBRIJA in Germany and Spain, and obtaining an extension from Nasdaq to bring the company’s share price back into compliance with Nasdaq listing requirements,” he continued.

“In 2023 we expect to make further progress in reducing operating expenses, increasing INBRIJA’s trajectory, and maintaining the strength of the AMPYRA brand. We are also in active discussions for additional agreements to commercialize INBRIJA in multiple ex-U.S. territories; and we also expect Biopas to launch in Latin America in early 2024.”

Fourth Quarter 2022 Financial Results

For the quarter ended December 31, 2022, the Company reported INBRIJA U.S. net revenue of $9 million, a 13.1% decrease compared to the same quarter in 2021. The Company did not report any ex-U.S. INBRIJA sales in the fourth quarter for either period.

For the quarter ended December 31, 2022, the Company reported AMPYRA net revenue of $18.8 million, a 16.6% decrease compared to the same quarter in 2021. Additionally, for the quarter ended December 31, 2022, the Company reported FAMPYRA royalty revenues of $2.7 million, a 25.1% decrease compared to the same quarter in 2021. As previously disclosed, AMPYRA lost its exclusivity and generics entered the market in 2018, and the Company expects AMPYRA revenue to continue to decline. The decline in royalty revenues is largely attributed to the launch of generic competition in the German market in 2022.

Research and development (R&D) expenses for the quarter ended December 31, 2022 were $1.2 million, including negligible share-based compensation expenses, compared to $1.4 million, including $0.1 million of share-based compensation for the same quarter in 2021.

[1]	Certain non-GAAP financial measures used in this press release, including adjusted operating expenses and adjusted EBITDA are described and reconciled below.

Sales, general and administrative (SG&A) expenses for the quarter ended December 31, 2022 were $26.3 million, including $0.2 million of share-based compensation, compared to $28.4 million, including $0.4 million of share-based compensation for the same quarter in 2021.

Provision for income taxes for the quarter ended December 31, 2022 was $2.4 million, compared to a provision for income taxes of $1.7 million for the same quarter in 2021.

The Company reported net income of $19.1 million for the quarter ended December 31, 2022, or $0.79 per basic share and $0.57 per diluted share. Net loss in the same quarter of 2021 was ($20.6) million, or a net loss of ($1.73) per share on both a basic and diluted basis. The increase in net income is primarily driven by recognition of a gain upon extinguishment of debt of a subsidiary of $27.1 million, and receipt of an arbitration award of $18.3 million, reduction in the change in fair value of contingent consideration of $3.1 million, and reduced R&D and SG&A expenses of $2.3 million, partially offset by a one-time contract termination fee of $4 million, and reduced net revenues of $5.5 million.

Full Year Ended December 31, 2022 Financial Results

For the full year ended December 31, 2022, the Company reported INBRIJA global net revenue of $30.9 million, $28 million of which was derived from sales in the U.S., and $2.9 million from ex-U.S. sales, compared to $29.6 million net revenue for the full year 2021, which was derived from U.S. sales only.

For the full year ended December 31, 2022, the Company reported AMPYRA net revenue of $72.9 million, compared to $84.6 million for the full year 2021. Additionally, for the full year ended December 31, 2022, the Company reported FAMPYRA royalty revenues of $11.7 million, compared to $13.8 million for the full year ended 2021. This decline in royalty revenues is largely attributed to the launch of generic competition in the German market in 2022.

Research and development (R&D) expenses in 2022 were $5.8 million, including $0.1 million of share-based compensation, compared to $10.4 million, including $0.7 million of share-based compensation for the full year 2021.

Sales, general and administrative (SG&A) expenses were $106.3 million, including $1.4 million of share-based compensation, compared to $124.4 million, including $2.3 million of share-based compensation, for the full year 2021.

Provision for income taxes was $30.7 million, compared to a benefit from income taxes of $5.1 million for the full year 2021. This change is a result of the elimination of Net Operating Losses (“NOLs”) due to a Section 382 change in control due to cumulative changes in the Company’s ownership over the preceding three years, driven by the Company’s interest payment of 2024 convertible senior secured notes in shares in June 2022, which required the write-off $57.9 million of NOLs.

The Company reported net loss of ($65.9) million, or a net loss of ($3.34) per basic and diluted share, compared to a net loss of ($104) million, or a net loss of ($9.79) per basic and diluted share for the full year ended 2021. The decrease in net loss is primarily driven by a gain upon extinguishment of debt of a subsidiary of $27.1 million, reduced R&D and SG&A expenses of $22.8 million, receipt of an arbitration award of $18.3 million, increase of the gain recognized in the change in fair value of contingent consideration of $9.6 million, and reduced cost of sales of $10.5 million, partially offset by an increased provision for income taxes of $35.8 million, lower net revenues of $10.5 million, and a one-time contract termination fee of $4 million.

At December 31, 2022, the Company had cash, cash equivalents, and restricted cash of $44.7 million compared to $65.2 million at year end 2021. Restricted cash includes $6.2 million in escrow related to the 6.00% semi-annual interest portion of the convertible notes.

Early 2023 / 2022 Highlights

•	In March 2023, Esteve announced that they had launched INBRIJA in Spain.

•	In February 2023, a Nasdaq Hearings Panel granted an extension until June 20, 2023 to comply with listing requirements and remain listed on the Nasdaq Global Select Market.

•

In January 2023, Acorda entered into a new long-term, global supply agreement with Catalent to significantly lower minimum purchase requirements for INBRIJA in 2023 and 2024; and beginning in 2025, Acorda will pay a fixed, per-capsule price for INBRIJA.

•	In December 2022, Acorda obtained waivers from the Finnish government of approximately $27.1 million in loans related to its Biotie subsidiary.

•	In December 2022, Acorda made a cash interest payment of approximately $6.2 million related to its Convertible Senior Secured Notes Indenture (“2024 Notes”).

•	In November 2022, Acorda stockholders approved a reverse stock split, which can be utilized by the Company to regain compliance with the listing requirements for the Nasdaq Global Select Market.

•

In October 2022, Acorda was awarded a total of $18.3 million, including interest, through an arbitration involving a dispute with Alkermes over AMPYRA royalties. As a result, Acorda will no longer have to pay Alkermes any royalties on net sales for AMPYRA. In addition, Acorda is free to use alternative sources for supply of AMPYRA which it has secured. The Company estimates that as a result its cost of goods for Ampyra in 2023 will be lower by $10 million - $12 million.

•

In August 2022, Acorda announced a license agreement with Asieris Pharmaceuticals relating to its preclinical asset, Nepicastat. Acorda received an upfront payment of $0.5 million, and is eligible to receive up to an additional $7 million based on the achievement of regulatory milestones and royalties on future net sales of any product developed.

•	In June 2022, Acorda met its obligation to HealthCare Royalty Partners and received the full benefit of the royalty payments from Biogen on FAMPYRA sales.

•	In June 2022, Esteve launched INBRIJA in Germany and Acorda received $2.9 million in revenue related to this launch.

•

In May 2022, Acorda announced an agreement with Biopas Laboratories to commercialize INBRIJA in the nine largest markets in Latin America, including Brazil and Mexico. Acorda will receive a significant, double-digit, tiered percentage of the selling price of INBRIJA and will also receive sales-based milestones.

2022 Financial Guidance2

For the full year 2022, the Company achieved its guidance targets for INBRIJA U.S. net revenue of $28 million, AMPYRA net revenue of $72.9 million, adjusted OPEX of $112 million, and ending cash balance of $44.7 million.

For the full year 2022, adjusted EBITDA was a loss of ($2.4) million, which fell short of guidance of $5.6 - $5.8 million. The shortfall was primarily due to a non-cash adjustment to the change in fair value of contingent consideration identified through the Company’s year-end procedures. Additionally, the Company recorded inventory write-offs given estimates of future sales compared to inventory to be received under the new global supply agreement with Catalent. There was no impact to cash.

2023 Financial Guidance

For the full year 2023, the Company is targeting INBRIJA U.S. net revenue to be $38 - $42 million.

The Company is targeting 2023 AMPYRA net revenue to be $65 - $70 million. As previously disclosed, AMPYRA lost its exclusivity and generics entered the market in 2018, and the Company expects AMPYRA revenue to continue to decline.

The Company is targeting adjusted OPEX to be $93 - $103 million and ending cash balance to be $43 - $47 million. The 2023 guidance includes the impact of the new global supply agreement with Catalent. Adjusted OPEX is described below under “Non-GAAP Financial Measures.” As described below, we are unable to reconcile our adjusted OPEX guidance to GAAP due to the forward-looking nature of the adjustments that are needed to determine this information.

Updated Long-Term Financial Guidance

The financial guidance below includes non-GAAP financial measures. Adjusted OPEX for fiscal years 2024 - 2027 is described below under “Non-GAAP Financial Measures.”

[2]	See reconciliations of non-GAAP financial measures below.

Long-term guidance for net revenue, 2024-2027, remains unchanged from previous guidance (other than rounding adjustments).

Long-term guidance for adjusted OPEX increased in 2024 from the previous guidance due to the expected payment of $1.0 million to support the completion of the PSD-7 for INBRIJA manufacture under the new global supply agreement with Catalent. Adjusted OPEX for 2025-2027 remains unchanged.

Guidance Ranges in U.S.$M	2023	2024	2025	2026	2027
(unaudited)
INBRIJA U.S. net revenue	$38 - $42	$50 - $56	$59 - $65	$63 - $70	$70 - $78
AMPYRA net revenue	$65 - $70	$62 - $68	$62 - $68	$64 - $71	$62 - $69
Adjusted OPEX	$93 - $103	$92 - $102	$93 - $103	$96 - $106	$99 - $109
Ending Cash Balance	$43 - $47	$51 - $56	$72 - $79	$97 - $107	$124 - $138

Webcast and Conference Call

The Company will host a webcast/conference call in conjunction with its fourth quarter and year end 2022 update and financial results today at 8:30 a.m. ET.

To participate in the Webcast, please use the following registration link:

•	https://events.q4inc.com/attendee/932428600

If you register for the Webcast, you will have the opportunity to submit a written question for the Q&A portion of the presentation. After you have registered, you will receive a confirmation email with the Webcast details. On the day of the Webcast, you will receive an email 2 hours prior to the start of the Webcast with the link to join. The presentation will be available on the Investors section of www.acorda.com.

A replay of the call will be available from 11:30 a.m. ET on March 9, 2023 until 11:59 p.m. ET on April 8, 2023. To access the replay, please dial 1 866 813 9403 (domestic) or +44 204 525 0658 (international); access code 413769. The archived webcast will be available in the Investor Relations section of the Acorda website at www.acorda.com.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP) and also certain historical and forward-looking non-GAAP financial measures. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP, and the calculation of the non-GAAP financial measures included herein may differ from similarly titled measures used by other companies. The Company believes that the presentation of these non-GAAP financial measures, when viewed in conjunction with actual GAAP results, provides investors with a more meaningful understanding of our ongoing and projected operating performance because it excludes (i) expenses that pertain to corporate restructurings not routine to the operation of our business, (ii) non-cash charges that are substantially dependent on changes in the market price of our common stock, and (iii) other items as set forth above that are not ascertainable at the present time. We believe these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results and understanding expected operating performance. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company’s business and evaluate its performance. In addition, management believes that adjusted OPEX is important in evaluating the administrative costs of operating the Company’s business.

Adjusted OPEX includes (i) research and development expenses and (ii) selling, general, and administrative expenses and excludes (i) costs of goods sold, (ii) amortization of intangible assets, (iii) change in fair value of derivative liability, (iv) change in fair value of acquired contingent liability, and (v) the principal-only portion of an arbitration award less one-time contract termination expenses relating to the new global supply agreement with Catalent. Adjusted EBITDA is GAAP net income (loss) before income taxes less depreciation, amortization, and interest and excluding (i) non-cash compensation charges and benefits that are substantially dependent on changes in the market price of our common stock, (ii) changes in the fair value of acquired contingent consideration which do not correlate to our actual cash payment obligations in the relevant periods, (iii) expenses that pertain to corporate restructurings which are not routine to the operation of the business, (iv) changes in the fair value of derivative liability relating to the 2024 convertible senior secured notes, (v) one-time contract termination expenses relating to the new global supply agreement with Catalent, and (vi) gain on extinguishment of debt of a subsidiary which is a non-cash charge and not related to the operation of the business.

We are unable to reconcile our guidance for these non-GAAP measures to GAAP due to the forward-looking nature of the adjustments that are needed to determine this information, which includes information regarding future compensation charges, future changes in the market price of our common stock, and changes in the fair value of derivative and contingent liabilities, none of which are available at this time.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market AMPYRA, INBRIJA or any other products under development; the COVID-19 pandemic, including related restrictions on in-person interactions and travel, and the potential for illness, quarantines and vaccine mandates affecting our management, employees or consultants or those that work for other companies we rely upon, could have a material adverse effect on our business operations or product sales; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures; risks associated with the trading of our common stock; risks related to the successful implementation of our business plan, including the accuracy of its key assumptions; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA or AMPYRA to meet market demand; our reliance on third-party manufacturers for the timely production of commercial supplies of INBRIJA and AMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA or AMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and AMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and AMPYRA; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

Financial Statements

Acorda Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2022	2021
	(unaudited)
Assets
Cash and cash equivalents	$37,536	$45,634
Restricted cash - short term	6,884	13,400
Trade receivable, net	13,866	17,002
Other current assets	11,077	7,573
Inventories, net	12,752	18,548
Property and equipment, net	2,603	4,382
Intangible assets, net	305,087	335,980
Restricted cash - long term	255	6,189
Right of use assets, net	5,287	6,751
Other assets	248	11

Total assets	$395,595	$455,470

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$33,873	$39,450
Current portion of lease liability	1,545	8,186
Current portion of royalty liability	—	4,460
Current portion of contingent consideration	2,532	1,929
Convertible senior notes	167,031	151,025
Derivative liability related to conversion option	—	37
Non-current portion of acquired contingent consideration	38,668	47,671
Non-current portion of lease liability	4,341	4,086
Non-current portion of loans payable	—	27,645
Deferred tax liability	44,202	13,930
Other long-term liabilities	9,781	5,914
Total stockholder’s equity	93,622	151,137

Total liabilities and stockholders’ equity	$395,595	$455,470

Acorda Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Net product revenues	$27,823	$32,892	$103,845	$114,189
Royalty revenues	3,649	4,075	14,221	14,882
License revenue	—	—	500	—

Total revenues	31,472	36,967	118,566	129,071
Costs and expenses:
Cost of sales	4,560	4,198	30,332	40,787
Research and development	1,203	1,366	5,804	10,420
Selling, general and administrative	26,254	28,440	106,256	124,399
Amortization of intangible assets	7,691	7,691	30,764	30,764
Change in fair value of derivative liability	—	(288)	(37)	(1,156)
Change in fair value of acquired contingent consideration	4,050	7,119	(6,659)	2,895
Other operating income, net	(12,554)	—	(12,554)	—

Total operating expenses	31,203	48,526	153,906	208,109

Operating income (loss)	$269	$(11,559)	$(35,340)	$(79,038)
Other income (expense), net:
Interest expense, net	(5,828)	(7,338)	(28,291)	(30,031)
Gain on early extinguishment of debt	27,142	—	27,142	—
Other income (expense), net	(7)	(3)	1,242	(6)

Total other income (expense), net	21,307	(7,340)	93	(30,036)

Income (loss) before income taxes	21,576	(18,899)	(35,247)	(109,074)
(Provision for) benefit from income taxes	(2,432)	(1,668)	(30,669)	5,120

Net income (loss)	$19,144	$(20,567)	$(65,916)	$(103,954)

Net income (loss) per common share - basic	$0.79	$(1.73)	$(3.34)	$(9.79)
Net income (loss) per common share - diluted	$0.57	$(1.73)	$(3.34)	$(9.79)
Weighted average common shares - basic	24,334	11,859	19,707	10,621
Weighted average common shares - diluted	43,721	11,859	19,707	10,621

Acorda Therapeutics, Inc.

Adjusted Operating Expenses Reconciliation

(in thousands)

(unaudited)

Twelve Months Ended
December 31,
2022
GAAP Operating Expenses per Income Statement	$153,906
Non-GAAP adjustments:
Cost of goods sold	(30,332)
Amoritization of intangible assets	(30,764)
Change in fair value of derivative liability	37
Change in fair value of acquired contingent consideration	6,659
Other operating income, net	12,554

Total non-GAAP adjustments	(41,846)

Adjusted operating expenses (“adjusted OPEX”)	$112,060

Acorda Therapeutics, Inc.

Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

Twelve Months Ended
December 31,
2022
GAAP Net Loss before Income Taxes	$(35,247)
Excluding:
Interest, net	28,291
Depreciation	1,915
Amortization	30,764

EBITDA	25,723
Adjustments to EBITDA:
Non-cash compensation charges	1,496
Change in the fair value of acquired contingent consideration	(6,659)
Change in fair value of derivative liability	(37)
Corporate restructuring	251
One-time contract termination fee	4,000
Gain on extinguishment of debt	(27,142)

Total non-GAAP adjustments	(28,091)

Adjusted EBITDA	$(2,368)